UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 8, 2007

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

The Company announced today that its 80%-owned subsidiary Westmoreland Resources, Inc. (“WRI”) has reached an agreement to settle all contract disputes with Washington Group International, Inc. (“Washington Group”), including the lawsuit it had filed seeking termination of the Absaloka mining contract. As a result, WRI will assume operation of the Absaloka mine on March 30, 2007. The agreement also includes settlement of other on-going demands by WRI and disputes between its affiliate Westmoreland Coal Sales Company and Washington Group.

Under the settlement, WRI will make certain payments to Washington Group for termination of its contract mining agreement and rights and will purchase certain mining equipment. Net of amounts due to WRI, the payments will total approximately $4 million in cash. WRI, as the new mine operator, will assume final reclamation liabilities of approximately $8 million and all obligations under the existing collective bargaining agreement with the International Union of Operating Engineers for workers at the mine. The settlement also includes changes to the Shareholder’s Agreement under which either party’s ownership share will be reduced if the party elects not to participate in future capital expenditures at the mine.

Item 9.01.   Financial Statements and Exhibits

          (c)   Exhibits

                 Exhibit 99.1 - Press release dated March 8, 2007

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: March 8, 2007	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 8, 2007